Exhibit 99.1

LULULEMON ATHLETICA INC. ANNOUNCES FIRST QUARTER FISCAL 2017 RESULTS
AND PLAN TO RESTRUCTURE ITS IVIVVA OPERATIONS

Vancouver, British Columbia – June 1, 2017 – lululemon athletica inc. (NASDAQ:LULU) today announced financial results for the first quarter ended April 30, 2017 and a plan to restructure its ivivva operations.
The Company reported diluted earnings per share of $0.23 for the first quarter of fiscal 2017. Excluding the impact of the ivivva restructuring, the Company reported adjusted diluted earnings per share of $0.32.
The Company plans to operate ivivva, its activewear brand for girls, as a primarily e-commerce focused business, with a select number of stores in key communities across North America. It plans to close approximately 40 of its 55 ivivva branded stores and to convert approximately half of the remaining stores to lululemon branded stores. The Company will also close all of its ivivva branded showrooms and other temporary locations, and will streamline its corporate infrastructure.
It is anticipated that the closures and restructuring will be substantially complete by the end of the third quarter of fiscal 2017. In connection with this restructuring plan, the Company recognized pre-tax costs totaling $17.7 million in the first quarter of fiscal 2017.
The summary below provides both GAAP and adjusted non-GAAP financial measures. The adjusted financial measures exclude the impact of the ivivva restructuring plan and the related tax effects, and also exclude certain discrete tax items which were recognized during the first quarter of fiscal 2016.
For the first quarter ended April 30, 2017:

•	Net revenue was $520.3 million, an increase of 5% compared to the first quarter of fiscal 2016. On a constant dollar basis, net revenue increased 5%.

•	Total comparable sales decreased 1%, or decreased by 1% on a constant dollar basis.

–	Comparable store sales decreased 2%, or decreased by 1% on a constant dollar basis.

–	Direct to consumer net revenue was flat, and was flat on a constant dollar basis.

•	Gross profit was $256.9 million, an increase of 7% compared to the first quarter of fiscal 2016. Adjusted gross profit was $262.3 million, an increase of 10%.

•	Gross margin was 49.4%, an increase of 110 basis points compared to the first quarter of fiscal 2016. Adjusted gross margin was 50.4%, an increase of 210 basis points.

•	Income from operations was $45.4 million, a decrease of 21% compared to the first quarter of fiscal 2016. Adjusted income from operations was $63.2 million, an increase of 10%.

•	Operating margin was 8.7%, a decrease of 290 basis points compared to the first quarter of fiscal 2016. Adjusted operating margin was 12.1%, an increase of 50 basis points.

•
Income tax expense was $15.1 million compared to $11.8 million in the first quarter of fiscal 2016 and the effective tax rate was 32.6% compared to 20.6%. The adjusted effective tax rate was 30.8% compared to 29.8% in the first quarter of fiscal 2016.

•	Diluted earnings per share were $0.23 compared to $0.33 in the first quarter of fiscal 2016. Adjusted diluted earnings per share were $0.32 compared to $0.30 for the first quarter of fiscal 2016.
The Company ended the first quarter of fiscal 2017 with $698.3 million in cash and cash equivalents compared to $550.0 million at the end of the first quarter of fiscal 2016. Inventories at the end of the first quarter of fiscal 2017 increased by 6% to $303.9 million compared to $286.2 million at the end of the first quarter of fiscal 2016. The Company ended the quarter with 411 stores.

Laurent Potdevin, CEO, lululemon, commented: "I'm excited to see the positive trends that materialized late in Q1 continuing into Q2. Our current outlook for the remainder of 2017 is strong, and I'm energized by the growth strategies taking shape. I'm also confident in our plans to restructure ivivva and believe they are the best means to optimize this part of the business."
Mr. Potdevin added: "From our cadence of product innovation, to our enhanced digital experience, and first-ever global brand campaign, we have never felt more deeply connected to our guest or better positioned to expand our collective. We remain laser focused on owning our position as the global brand defining an active, mindful lifestyle."
Updated Outlook
In connection with the restructuring of the ivivva operations, we expect to recognize total pre-tax costs of between $50.0 million and $60.0 million in fiscal 2017, inclusive of $17.7 million recognized during the first quarter of fiscal 2017. This primarily relates to long-lived asset impairment and lease termination costs.
For the second quarter of fiscal 2017, we expect net revenue to be in the range of $565 million to $570 million based on a total comparable sales increase in the low-to-mid single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $0.13 to $0.15 for the quarter. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $0.33 to $0.35 for the quarter. This guidance assumes 137.2 million diluted weighted-average shares outstanding and a 36.6% tax rate, or 31.0% excluding the tax effect of the ivivva restructuring. The guidance does not reflect potential future repurchases of the Company's shares.
For the full fiscal 2017, we now expect net revenue to be in the range of $2.530 billion to $2.580 billion based on a total comparable sales increase in the low-single digits on a constant dollar basis. Diluted earnings per share are expected to be in the range of $1.97 to $2.07 for the full year. Excluding the impact of the ivivva restructuring, we expect adjusted diluted earnings per share to be in the range of $2.28 to $2.38 for the year. This guidance assumes 137.2 million diluted weighted-average shares outstanding and a 31.6% tax rate, or 31.0% excluding the tax effect of the ivivva restructuring. The guidance does not reflect potential future repurchases of the Company's shares.
The guidance and outlook forward-looking statements made in this press release are based on management's expectations as of the date of this press release and the Company undertakes no duty to update or to continue to provide information with respect to any forward-looking statements or risk factors, whether as a result of new information or future events or circumstances or otherwise. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of risks and uncertainties, including those stated below.
Conference Call Information
A conference call to discuss first quarter results is scheduled for today, June 1, 2017, at 4:30 p.m. Eastern time. Those interested in participating in the call are invited to dial 1-800-319-4610 or 1-604-638-5340, if calling internationally, approximately 10 minutes prior to the start of the call. A live webcast of the conference call will be available online at: http://investor.lululemon.com/events.cfm. A replay will be made available online approximately two hours following the live call for a period of 30 days.
About lululemon athletica inc.
lululemon athletica inc. (NASDAQ:LULU) is a healthy lifestyle inspired athletic apparel company for yoga, running, training, and most other sweaty pursuits, with products that create transformational experiences for people to live happy, healthy, fun lives. Setting the bar in technical fabrics and functional designs, lululemon works with yogis and athletes in local communities for continuous research and product feedback. For more information, visit www.lululemon.com.
Non-GAAP Financial Measures
Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue, and the adjusted financial results, are non-GAAP financial measures.

A constant dollar basis assumes the average foreign exchange rates for the period remained constant with the average foreign exchange rates for the same period of the prior year. We provide constant dollar changes in net revenue, total comparable sales, comparable store sales, and changes in direct to consumer net revenue because we use these measures to understand the underlying growth rate of net revenue excluding the impact of changes in foreign exchange rates. We believe that disclosing these measures on a constant dollar basis is useful to investors because it enables them to better understand the level of growth of our business.
Adjusted gross profit, gross margin, income from operations, operating margin, effective tax rates, and diluted earnings per share exclude the costs recognized in connection with the plan to restructure the ivivva operations, its related tax effects, and certain discrete items related to the Company's transfer pricing arrangements and taxes on repatriation of foreign earnings. We believe these adjusted financial results and measures provide useful information because these items do not directly relate to our ongoing business operations and therefore do not contribute to a meaningful evaluation of the Company's future operating performance. Furthermore, we believe these adjusted financial results and metrics are useful to investors because of their comparability to our historical information.
The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or with greater prominence to, the financial information prepared and presented in accordance with GAAP. For more information on these non-GAAP financial measures, please see the section captioned "Reconciliation of Non-GAAP Financial Measures" included in the accompanying financial tables, which includes more detail on the GAAP financial measure that is most directly comparable to each non-GAAP financial measure, and the related reconciliations between these financial measures.
Forward-Looking Statements:
This press release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, such as statements regarding our future financial condition or results of operations and our prospects and strategies for future growth. In many cases, you can identify forward-looking statements by terms such as "may," "will," "should," "expects," "plans," "anticipates," "outlook," "believes," "intends," "estimates," "predicts," "potential" or the negative of these terms or other comparable terminology. These forward-looking statements also include our guidance and outlook statements. These statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation: our ability to maintain the value and reputation of our brand; the acceptability of our products to our guests; our highly competitive market and increasing competition; our reliance on and limited control over third-party suppliers to provide fabrics for and to produce our products; an economic downturn or economic uncertainty in our key markets; increasing product costs and decreasing selling prices; our ability to anticipate consumer preferences and successfully develop and introduce new, innovative and updated products; our ability to accurately forecast customer demand for our products; our ability to safeguard against security breaches with respect to our information technology systems; any material disruption of our information systems; our ability to have technology-based systems function effectively and grow our e-commerce business globally; the fluctuating costs of raw materials; our ability to expand internationally in light of our limited operating experience and limited brand recognition in new international markets; our ability to deliver our products to the market and to meet customer expectations if we have problems with our distribution system; imitation by our competitors; higher than anticipated costs and our ability to realize the benefits associated with the restructuring of our ivivva business; our ability to protect our intellectual property rights; changes in tax laws or unanticipated tax liabilities, capital or financing needs in the United States, or our intentions with respect to the reinvestment of foreign earnings; our ability to manage our growth and the increased complexity of our business effectively; our ability to cancel store leases if an existing or new store is not profitable; increasing labor costs and other factors associated with the production of our products in South and South East Asia; our ability to successfully open new store locations in a timely manner; our ability to source our merchandise profitably or at all; our ability to comply with trade and other regulations; the continued service of our senior management; seasonality; fluctuations in foreign currency exchange rates; the operations of many of our suppliers are subject to international and other risks; our exposure to various types of litigation; actions of activist stockholders; and other risks and uncertainties set out in filings made from time to time with the United States Securities and Exchange Commission and available at www.sec.gov, including, without limitation, our most recent reports on Form 10-K and Form 10-Q. You are urged to consider these factors carefully in evaluating the forward-looking statements contained herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by these cautionary statements. The forward-looking statements made herein speak only as of the date of this press release and we undertake no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances, except as may be required by law.
Contacts:
Investor Contact:
Joseph Teklits/Caitlin Morahan
ICR, Inc.
203-682-8200

Media Contact:
Alecia Pulman
ICR, Inc.
203-682-8224

lululemon athletica inc.
Condensed Consolidated Statements of Operations
Unaudited; Expressed in thousands, except per share amounts

	Quarter Ended
	April 30, 2017	May 1, 2016
Net revenue	$520,307	$495,516
Costs of goods sold	263,412	256,385
Gross profit	256,895	239,131
As a percent of net revenue	49.4%	48.3%
Selling, general and administrative expenses	199,141	181,542
As a percent of net revenue	38.3%	36.6%
Asset impairments and restructuring costs	12,331	—
As a percent of net revenue	2.4%	—%
Income from operations	45,423	57,589
As a percent of net revenue	8.7%	11.6%
Other income (expense), net	907	(486)
Income before income tax expense	46,330	57,103
Income tax expense	15,084	11,767
Net income	$31,246	$45,336

Basic earnings per share	$0.23	$0.33
Diluted earnings per share	$0.23	$0.33
Basic weighted-average shares outstanding	137,037	137,263
Diluted weighted-average shares outstanding	137,192	137,496

lululemon athletica inc.
Condensed Consolidated Balance Sheets
Unaudited; Expressed in thousands

	April 30, 2017	January 29, 2017
ASSETS
Current assets
Cash and cash equivalents	$698,289	$734,846
Inventories	303,950	298,432
Prepaid and receivable income taxes	76,231	81,190
Other current assets	54,211	48,269
Total current assets	1,132,681	1,162,737
Property and equipment, net	398,833	423,499
Goodwill and intangible assets, net	24,248	24,557
Deferred income taxes and other non-current assets	53,572	46,748
Total assets	$1,609,334	$1,657,541
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$8,533	$24,846
Accrued inventory liabilities	20,610	8,601
Accrued compensation and related expenses	39,076	55,238
Income taxes payable	26,951	30,290
Unredeemed gift card liability	59,398	70,454
Other accrued liabilities	51,405	52,020
Total current liabilities	205,973	241,449
Deferred income tax liability	6,950	7,262
Other non-current liabilities	48,724	48,857
Stockholders' equity	1,347,687	1,359,973
Total liabilities and stockholders' equity	$1,609,334	$1,657,541

lululemon athletica inc.
Condensed Consolidated Statements of Cash Flows
Unaudited; Expressed in thousands

	Quarter Ended
	April 30, 2017	May 1, 2016
Cash flows from operating activities
Net income	$31,246	$45,336
Items not affecting cash	40,804	22,966
Changes in operating assets and liabilities	(52,650)	(28,275)
Net cash provided by operating activities	19,400	40,027
Net cash used in investing activities	(19,879)	(26,644)
Net cash used in financing activities	(14,487)	(13,622)
Effect of exchange rate changes on cash	(21,591)	48,803
(Decrease) increase in cash and cash equivalents	(36,557)	48,564
Cash and cash equivalents, beginning of period	734,846	501,482
Cash and cash equivalents, end of period	$698,289	$550,046

lululemon athletica inc.
Reconciliation of Non-GAAP Financial Measures
Unaudited; Expressed in thousands, except per share amounts

Constant dollar changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue
The below changes in net revenue, total comparable sales, comparable store sales, and direct to consumer net revenue show the net change for the first quarter of fiscal 2017 compared to the first quarter of fiscal 2016.

	Change in Net Revenue	Change in Total Comparable Sales[1,2]	Change in Comparable Store Sales[2]	Change in Direct to Consumer Net Revenue
Increase (decrease)	5%	(1)%	(2)%	—%
Adjustments due to foreign exchange rate changes	—	—	1	—
Increase (decrease) in constant dollars	5%	(1)%	(1)%	—%
__________
1Total comparable sales includes comparable store sales and direct to consumer sales.
2Comparable store sales reflects net revenue from company-operated stores that have been open for at least 12 months, or open for at least 12 months after being significantly expanded.

Adjusted financial measures
The following table reconciles adjusted financial measures with the most directly comparable measures calculated in accordance with GAAP:

	Quarter Ended April 30, 2017			Quarter Ended May 1, 2016
	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)	GAAP Results	Adjustments	Adjusted Results (Non-GAAP)
Net revenue	$520,307	$—	$520,307	$495,516	$—	$495,516
Costs of goods sold[1]	263,412	(5,419)	257,993	256,385	—	256,385
Gross profit[1]	256,895	5,419	262,314	239,131	—	239,131
As a percent of net revenue[1]	49.4%	1.0%	50.4%	48.3%	—%	48.3%
Selling, general and administrative expenses	199,141	—	199,141	181,542	—	181,542
As a percent of net revenue	38.3%	—%	38.3%	36.6%	—%	36.6%
Impairment and restructuring costs[2]	12,331	(12,331)	—	—	—	—
As a percent of net revenue[2]	2.4%	(2.4)%	—%	—%	—%	—%
Income from operations[1,2]	45,423	17,750	63,173	57,589	—	57,589
As a percent of net revenue[1,2]	8.7%	3.4%	12.1%	11.6%	—%	11.6%
Other income (expense), net[3]	907	—	907	(486)	1,240	754
Income before income tax expense[1,2,3]	46,330	17,750	64,080	57,103	1,240	58,343
Income tax expense[3,4]	15,084	4,684	19,768	11,767	5,644	17,411
Effective tax rate[3,4]	32.6%		30.8%	20.6%		29.8%
Net income[1,2,3,4]	$31,246	$13,066	$44,312	$45,336	$(4,404)	$40,932

Diluted earnings per share[1,2,3,4]	$0.23	$0.09	$0.32	$0.33	$(0.03)	$0.30
__________
1 During the first quarter of fiscal 2017, we recognized costs totaling $5.4 million to reduce the carrying value of certain ivivva branded inventories to their estimated net realizable value and to record the expected net loss on certain committed inventory purchases.
2 During the first quarter of fiscal 2017, we recognized long-lived asset impairment charges of $11.6 million and severance costs of $0.7 million related to our plan to restructure our ivivva operations.
3 The adjustments in the first quarter of fiscal 2016 relate to our transfer pricing arrangements and the associated repatriation of foreign earnings.
4 The adjustment to income tax expense for the first quarter of fiscal 2017 represents the tax effect of the ivivva related restructuring adjustments, calculated based on the expected annual tax rate of the applicable tax jurisdictions.

Please refer to Notes 7 and 9 to the unaudited interim consolidated financial statements included in Item 1 of Part I of our Report on Form 10-Q to be filed with the SEC on or about June 1, 2017 for further explanation as to the nature of these items.

Adjusted expected effective tax rate and diluted earnings per share

	Quarter Ending July 30, 2017	Fiscal Year Ending January 28, 2018
Expected effective tax rate	36.6%	31.6%
Non-GAAP adjustments[1]	(5.6)	(0.6)
Adjusted expected effective tax rate	31.0%	31.0%

	Quarter Ending July 30, 2017	Fiscal Year Ending January 28, 2018
Expected diluted earnings per share range	$0.13 to $0.15	$1.97 to $2.07
Non-GAAP adjustments[1]	0.20	0.31
Adjusted expected diluted earnings per share range	$0.33 to $0.35	$2.28 to $2.38
__________
1 These adjustments relate to our plan to restructure our ivivva operations. Please refer to Item 5 of Part II of our Report on Form 10-Q to be filed with the SEC on or about June 1, 2017 for an explanation as to the nature of these items.

lululemon athletica inc.
Store Count and Square Footage1
Square Footage Expressed in Thousands

	Number of Stores Open at the Beginning of the Quarter	Number of Stores Opened During the Quarter	Number of Stores Closed During the Quarter[3]	Number of Stores Open at the End of the Quarter
2nd Quarter 2016	373	6	—	379
3rd Quarter 2016	379	12	2	389
4th Quarter 2016	389	17	—	406
1st Quarter 2017	406	5	—	411

	Total Gross Square Feet at the Beginning of the Quarter	Gross Square Feet Added During the Quarter[2]	Gross Square Feet Lost During the Quarter[2,3]	Total Gross Square Feet at the End of the Quarter
2nd Quarter 2016	1,095	22	—	1,117
3rd Quarter 2016	1,117	32	5	1,144
4th Quarter 2016	1,144	47	1	1,190
1st Quarter 2017	1,190	14	—	1,204
 __________
1Store count and square footage summary includes company-operated stores which are branded lululemon or ivivva. Excludes retail locations operated by third parties under license and supply arrangements.
2Gross square feet added/lost during the quarter includes net square foot additions for company-operated stores which have been renovated or relocated in the quarter.
3As part of the plan to restructure its ivivva operations the Company plans on closing approximately 40 of the 55 ivivva branded company-operated stores which were in operation as at April 30, 2017, and plans on converting approximately half of the remaining stores to lululemon branded company-operated stores.